SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)


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                               DELUXE CORPORATION
                (Name of Registrant as Specified in its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[LOGO] DELUXE
                                                        DELUXE CORPORATION
                                                        3680 Victoria Street N.
                                                        Shoreview, MN 55126-2966
                                                        P.O. Box 64235
                                                        St. Paul, MN 55164-0235




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD MAY 6,1997

To the Shareholders of Deluxe Corporation:

    The annual meeting of shareholders will be held at the Radisson Hotel St. Paul, 11 East Kellogg Blvd., Saint Paul, Minnesota 55101, on Tuesday, May 6, 1997, at 6:30 p.m. for the following purposes:

1. to elect 10 Directors to hold office until the next annual meeting of shareholders;

2. to consider and act upon a proposal to ratify the selection of Deloitte & Touche as independent auditors of the Company for the year ending December 31, 1997; and

3. to take action on any other business that may properly come before the meeting.

    Shareholders of record at the close of business on March 10,1997 are entitled to vote at the meeting and at any adjournment thereof.

    Whether or not you expect to be present at the meeting, please complete, sign, date, and return the enclosed proxy card as soon as possible to ensure the presence of a quorum and save the Company further solicitation expense. For your convenience, a return envelope is enclosed that requires no postage if mailed in the United States. If you attend the meeting in person, your proxy will be returned to you upon request.

                                                   John H. LeFevre
                                                   Secretary

Dated: March 31, 1997

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THANK YOU.



                               DELUXE CORPORATION
            3680 VICTORIA STREET N., SHOREVIEW, MINNESOTA 55126-2966


                                 PROXY STATEMENT
                    ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                   MAY 6,1997

    The accompanying proxy is solicited by the Board of Directors of Deluxe Corporation (the "Company") in connection with the annual meeting (including any adjournments, the "Meeting") of shareholders of the Company to be held May 6, 1997.

    The cost of soliciting proxies, including the cost of preparing and mailing the notice of the Meeting and this proxy statement, will be paid by the Company. Proxies will be solicited primarily by mailing this proxy statement to all shareholders entitled to vote at the Meeting. In addition to the use of the mails, proxies may be solicited personally or by telephone, telegraph, facsimile, or other means of communication by directors, officers, and employees of the Company who will not be specially compensated for such activities, but who may be reimbursed for any reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has also retained, at its expense, Beacon Hill Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies. The cost of such proxy solicitation services is expected to be less than $10,000. The Company may also reimburse brokers, banks, and others holding shares in their names that are beneficially owned by others for the cost of forwarding proxy materials and obtaining proxies from their principals.

     A shareholder may revoke his or her proxy at any time before it is voted by written notice addressed to the Secretary at the offices of the Company, by filing another proxy bearing a later date with the Secretary or by appearing at the Meeting and voting in person. Unless revoked, all properly executed proxies will be voted. This proxy statement and enclosed form of proxy are first being mailed to shareholders on or about March 31, 1997.

     Only shareholders of record at the close of business on March 10, 1997, may vote at the Meeting. As of that date, there were 82,224,371 shares of common stock, $1.00 par value per share ("Common Stock"), of the Company outstanding. Such shares constitute the only class of the Company's outstanding equity securities. Each shareholder of record is entitled to one vote for each share registered in his or her name on each matter presented at the Meeting. Cumulative voting is not permitted.

    Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by the holder of such shares. If no direction is made, such shares will be voted FOR the election of the nominees for the Company's Board of Directors named and the other matters described in this proxy statement. The persons named as proxies may also vote on any other matter to properly come before the Meeting. If an executed proxy card is returned and the executing shareholder has elected to "abstain" from voting on any matter (or to "withhold authority" as to the election of any Director), the shares represented by such proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority to vote certain of such shares on one or more matters, those shares will be considered present at the Meeting for purposes of determining a quorum, but will not be considered to be represented at the Meeting for purposes of calculating the vote with respect to such matters.

                          ITEM 1: ELECTION OF DIRECTORS

    The Board of Directors has set the size of the Board at 10 persons and recommends that the persons listed below be elected Directors to serve until the 1998 annual meeting of the Company's shareholders. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Meeting will be necessary to elect each of the nominees listed below. All of the nominees are presently Directors of the Company whose terms of office will expire at the Meeting.

JOHN A. BLANCHARD III, age 54, has served as President and Chief Executive Officer of the Company since May 1, 1995 and as Chairman of the Board of Directors since May 6, 1996. From January 1994 to April 1995, Mr. Blanchard was executive vice president of General Instrument Corporation, a supplier of systems and equipment to the cable and satellite television industry. From 1991 to 1993, Mr. Blanchard was chairman and chief executive officer of Harbridge Merchant Services, a national credit card processing company. Previously, Mr. Blanchard was employed by American Telephone & Telegraph Company for 25 years, most recently as senior vice president responsible for national business sales. Mr. Blanchard also serves as a director of Norwest Corporation and Saville Systems PLC.

HAROLD V. HAVERTY, age 66, served as President and Chief Executive Officer of the Company from 1986 until he stepped down in May 1995. Mr. Haverty has served on the Board of Directors since 1970 and he served as its Chairman from February 1992 until May 1996. It is anticipated that Mr. Haverty will retire as an employee of the Company immediately prior to the Meeting. Mr. Haverty also serves on the board of directors of Pentair Industries, Inc. ("Pentair").

WHITNEY MACMILLAN, age 67, served as chairman and chief executive officer of Cargill, Incorporated ("Cargill"), from 1977 until he retired in August 1995. Mr. MacMillan continues to serve as a director emeritus for Cargill. Cargill is a privately held international processor and marketer of agricultural and other bulk commodities. Mr. MacMillan has served on the Board of Directors since 1988.

DR. JAMES J. RENIER, age 67, was chairman and chief executive officer of Honeywell Inc. ("Honeywell") from 1988 until his retirement in April 1994. Honeywell is a manufacturer of control systems that provides products and services for use in homes, commercial and industrial buildings and aviation throughout the world. Dr. Renier has served on the Board of Directors since 1990. Dr. Renier also serves on the boards of directors of KLM Royal Dutch Airlines, First Bank System, Inc. and ReliaStar Financial Corp. ("ReliaStar").

BARBARA B. GROGAN, age 49, is the founder of Western Industrial Contractors of Denver, Colorado ("Western Industrial") and has served as its president and chief executive officer since 1982. Western Industrial specializes in the moving and installation of heavy industrial equipment. Ms. Grogan was elected to the Board of Directors in 1991. Ms. Grogan also serves as a director of Pentair and Apogee Enterprises, Inc.

ALLEN F. JACOBSON, age 70, was, from 1986 until his retirement in 1991, chairman and chief executive officer of Minnesota Mining and Manufacturing Company ("3M"), a provider of goods and services to industrial, commercial, health care and consumer markets throughout the world. Mr. Jacobson was elected to the Board of Directors in 1991. He also serves on the boards of directors of 3M, Valmont Industries, Inc., U.S. West, Inc., Northern States Power Company, Potlatch Corporation, Mobil Corporation, Sara Lee Corporation, Prudential Insurance Company of America, Inc., Silicon Graphics, Inc. and Abbott Laboratories, Inc.

STEPHEN P. NACHTSHEIM, age 52, is a corporate vice president of Intel Corporation ("Intel"), and has served as the general manager of its mobile/handheld products group since 1994. Intel designs and manufactures integrated circuits, microprocessors and other electronic components. From 1992 to 1994, Mr. Nachtsheim served as a vice president and European general manager for Intel. Mr. Nachtsheim has been employed by Intel since 1981. Mr. Nachtsheim was elected to the Board of Directors in November 1995.

CALVIN W. AURAND, JR., age 66, served as the chairman of the board of directors of Banta Corporation ("Banta") from July 1989 until April 1995. Mr. Aurand became the president and a director of Banta in March 1989 and its chief executive officer in July 1989. Mr. Aurand retired as president of Banta in September 1994 and as its chief executive officer in September 1994. Banta is a printing services company. Mr. Aurand was elected to the Board of Directors in November 1996. Mr. Aurand also serves on the board of directors of US Can Corp.

DONALD R. HOLLIS, age 61, has served as president of DRH Strategic Consulting, Inc., a consulting firm which assists financial institutions in developing and improving their transaction processing products, since January 1995. Mr. Hollis also serves as president of Hollis Enterprises of Vermont, Inc., which provides services to consumers and small business. From 1981 to 1996, Mr. Hollis served as executive vice president and chief technical officer of First Chicago NBD Corporation, a bank holding company. Mr. Hollis was elected to the Board of Directors in November 1996. Mr. Hollis also serves on the board of directors of Teltrend Inc.

ROBERT C. SALIPANTE, age 40, has served as senior vice president, personal financial services of ReliaStar, a holding company specializing in financial services, since November 1996. Mr. Salipante joined ReliaStar in July 1992 as senior vice president and chief financial officer and has since served in a variety of senior management positions. Prior to his employment with ReliaStar, Mr. Salipante was employed by Ameritrust Corporation, most recently as its executive vice president, banking services group. Ameritrust Corporation was a national bank holding company. Mr. Salipante was elected to the Board of Directors in November 1996.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE. Unless authority to vote is withheld, the persons named proxies will vote FOR the election of each of the above-listed nominees. If any of the nominees are not candidates for election at the meeting, which is not presently anticipated, the persons named proxies will vote for such other person or persons as they may, in their discretion, determine.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 10, 1997, the number of shares of Common Stock beneficially owned by each person who is known by the Company to beneficially own more than five percent of the Company's outstanding Common Stock, each Director, each person named in the Summary Compensation Table that appears elsewhere in this proxy statement, and all of the Directors and executive officers of the Company as a group:

                                       NUMBER OF                     PERCENT OF
   NAME OF BENEFICIAL OWNER    SHARES BENEFICIALLY OWNED         OUTSTANDING SHARES
   ------------------------    -------------------------         ------------------
FMR Corp.
82 Devonshire Street
Boston, MA 02109 (1)                   10,056,352                        12.23%

Putnam Investments, Inc.
One Post Office Square
Boston, MA 02109 (2)                    5,299,651                         6.45%

John A. Blanchard III (3)                  99,817                          *

Mark T. Gritton (4)                        53,200                          *

Lawrence J. Mosner (5)                      6,000                          *

Charles M. Osborne (6)                     62,769                          *

Jerry K. Twogood (7)                      138,411                          *

Harold V. Haverty (8)                     278,239                          *

Whitney MacMillan (9)                      12,000                          *

Dr. James J. Renier (9)                    12,010                          *

Barbara B. Grogan (9)                       4,030                          *

Allen F. Jacobson (9,10)                    5,000                          *

Stephen P. Nachtsheim (11)                  2,000                          *

Calvin W. Aurand, Jr. (12)                  1,100                          *

Donald R. Hollis (12)                       2,000                          *

Robert C. Salipante (12)                    1,500                          *

All Directors and executive officers      785,135                          *
  as a group (21 persons) (13)

  ------------
*  Less than one percent


(1) Based on a Schedule 13G, dated as of February 14, 1997, filed by FMR Corp. ("FMR"), Edward C. Johnson 3d, chairman of FMR, Abigail P. Johnson, a director of FMR, and Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR, with the Securities and Exchange Commission (the "Commission"). According to such Schedule 13G, Mr. Johnson and FMR, through its control of Fidelity, which serves as investment advisor to various registered investment companies (the "Funds"), and the Funds each has sole power to dispose of 9,610,615 shares owned by the Funds. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of such shares. Fidelity carries out the voting of the shares under guidelines established by the Funds' Boards of Trustees. One of the Funds, Fidelity Value Fund, owns 4,210,000 shares or 5.12 percent of the outstanding shares of Common Stock. Mr. Johnson and FMR, through its control of Fidelity Management Trust Company, a bank which is a wholly owned subsidiary of FMR ("FMTC"), may also be deemed the beneficial owners of an additional 445,737 shares held by institutional accounts managed by FMTC. FMR and Mr. Johnson each have sole dispositive and voting power with respect to 278,637 of such shares and sole dispositive and no voting power with respect to 167,100 of such shares. Members of the Johnson family, including Edward C. Johnson 3d and Abigal P. Johnson, may be deemed to form a controlling group with respect to FMR.

(2) Based on a Schedule 13G, dated as of January 27, 1997, filed with the Commission by Putnam Investments, Inc. ("PI"), Marsh & McLennan Companies, Inc. ("MMC"), Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("PAC"). PI is a wholly owned subsidiary of MMC and the parent company of PIM and PAC.PIM serves as the investment advisor to the Putnam family of mutual funds and PAC is the investment advisor to Putnam's institutional clients. PIM and PAC have shared dispositive power over 4,126,480 and 1,173,171 shares, respectively, owned by their clients.PAC has shared voting power with respect to 47,946 shares held by its institutional clients, but otherwise the voting power over such shares shown is held by the relevant mutual fund trustees or institutional clients, as applicable. Neither PI nor MMC has the power to vote or dispose of the shares described above.

(3) Includes 25,000 shares of restricted stock that will vest on May 1, 2000, provided that Mr. Blanchard is then employed by the Company and 66,668 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(4) Includes 42,000 shares receivable upon the exercise of outstanding options held by Mr. Gritton. Mr. Gritton ceased to serve as an executive officer of the Company in December 1996 and as an employee of the Company in February 1997. See "Employment Contracts and Termination of Employment and Change-in-Control Agreements."

(5) Includes 6,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(6) Includes 52,578 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days. Mr. Osborne is expected to cease to serve as an employee of the Company in May 1997.

(7) Includes 112,373 shares receivable upon the exercise of outstanding options held by Mr. Twogood. Includes 21,391 shares held in the name of Mr. Twogood's spouse. Mr. Twogood retired as an executive officer and from the Board of Directors of the Company in 1996 and as an employee of the Company in January 1997. See "Employment Contracts and Termination of Employment and Change-in-Control Agreements."

(8) Includes 215,067 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(9) Includes 3,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 333 shares of restricted stock that will vest on the date of the Meeting, provided that the holder remains a Director after the Meeting or retires in accordance with the Company's Director retirement policy.

(10) Includes 667 shares held by the Allen F. Jacobson Trust.

(11) Includes 1,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 666 shares of restricted stock, 333 of which will vest on the date of the Meeting, provided that the holder remains a Director after the Meeting.

(12) Includes 1,000 shares of restricted stock, 334 of which will vest on the date of the Meeting, provided that the holder remains a Director after the Meeting.

(13) Includes 584,532 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 10,000 shares of restricted stock held by an executive officer that will vest on August 20, 1999 (provided that the holder is then in the employ of the Company) and 29,998 shares of restricted stock that will vest as described in footnotes (3), (9),
(11) and (12). The amounts described above do not include 900,000 shares held by the Deluxe Employees Retirement Trust Common Fund in which Messrs. Blanchard, Haverty, Twogood, Osborne and Gritton have a total indirect interest of approximately 0.27 percent and all executive officers and Directors as a group have a total indirect interest of approximately 0.40 percent.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

    The Company's officer compensation program is designed to attract and retain highly skilled and capable executives and other individuals who will be responsible for creating and executing the business plans and programs that will ensure the Company's future success. This group will include not only those executives and others who can sustain the Company's existing businesses, but also those who will envision new businesses and opportunities, including appropriate acquisitions and alliances, that will contribute to the Company's future growth and that success. The compensation program is also intended to align the interests of shareholders and management by linking both short- and long-term compensation to corporate performance, encouraging stock ownership by management and rewarding financial performance that increases shareholder value.

    The following report outlines the key elements, structure and goals of the Company's executive compensation programs.

     The Compensation Committee (the "Compensation Committee") of the Board of Directors has overall responsibility for compensation actions affecting the Company's officers. The Compensation Committee is currently composed of three members of the Board of Directors (Dr. Renier, who serves as Chairman of the Compensation Committee, Mr. Aurand and Ms. Grogan) who are not current or former officers or employees of the Company. Mr. Jacobson served as a member of the Compensation Committee until November 8, 1996, when he was succeeded by Mr. Aurand.

    The Compensation Committee is responsible for:

     * Developing an executive compensation philosophy and administrative policies;

     * Reviewing comparative market data for the Chief Executive Officer (the "CEO") and other of the Company's senior officers and certain of its divisional officers and business unit managers (together with the CEO, the "Officers"), and ensuring that the Company's compensation programs are competitive;

     * Approving the design of short- and long-term incentive compensation programs for the Officers;

     * Establishing performance measurements and compensation under the Company's short- and long-term incentive compensation programs for the Officers;

     *    Determining the compensation of the CEO;

     * Reviewing and approving the compensation of the Company's other Officers; and

     *    Administering the Company's equity-based compensation programs.

COMPARATIVE DATA

    The Compensation Committee has access to and meets with independent compensation consultants regarding industry compensation levels and practices. The Compensation Committee also uses, depending on the position being reviewed and the availability of data, annual industry compensation data from one or more compensation surveys (collectively, the "Compensation Survey") covering a broad range of domestic companies to provide comparative data on the appropriate mix of compensation elements and overall compensation levels. The companies used for comparative purposes are similar in size or other respects to the Company. Although market conditions have occasionally required the Company to deviate from its stated compensation goals in order to recruit or retain key Officers, the Compensation Committee's objective for 1996 was to position the base salary of the Officers at the median associated with comparable positions at companies included in the Compensation Survey. Total compensation of the Company's Officers during 1996, consisting of base salaries, annual incentive bonuses and long-term incentive compensation, was targeted at the sixty-fifth (65th) percentile of total compensation for comparable positions in the Compensation Survey, provided that the Company's performance during 1996 satisfied predetermined goals set by the Compensation Committee.

OFFICER COMPENSATION PROGRAM

    BASE SALARIES--As described above, during 1996, the Company's goal was to attract and retain highly skilled and capable executives and others who will contribute to its success. To achieve that goal, and as part of its overall short- and long-term compensation program, base salaries of the Officers during 1996 were generally set at or near the median of similar positions in the Compensation Survey.

    ANNUAL INCENTIVE COMPENSATION--In 1996, the Company adopted the 1996 Annual Incentive Plan (the "Annual Incentive Plan"), which was used to determine the incentive compensation of the Officers in 1996. Participation in the Annual Incentive Plan is limited to management and highly compensated employees selected by the Compensation Committee. The purpose of this limitation is to align the financial interests of the persons whose positions of responsibility can most affect the performance of the Company more closely with shareholder interests. The Company made awards under the Annual Incentive Plan to 29 participants for 1996, including all of the executive officers named in this proxy statement (the "Named Executive Officers"). Independent Directors are not eligible to participate in the Annual Incentive Plan.

    The 1996 performance criteria adopted by the Compensation Committee were intended to provide total cash compensation (base plus incentive) at approximately the 65th percentile of the companies in the Compensation Survey if the target goals were achieved, rising above such level if the goals were exceeded. A reduced level of compensation was to have been paid if the performance goals were not attained, and no incentive compensation would have been paid if the Company's performance fell more than 20 percent below the targeted levels.

    The performance factors that were considered in determining incentive compensation for 1996 under the Annual Incentive Plan were return on average capital employed ("ROACE") and earnings per share ("EPS") for Messrs. Blanchard and Osborne and ROACE and earnings before interest expense, interest income and taxes ("EBIT") for the other Officers participating in the Plan. In the case of Messrs. Blanchard and Osborne, EPS and ROACE were weighted 60 percent and 40 percent, respectively. With respect to the other Officers participating in the Plan, EBIT and ROACE were weighted 60 percent and 40 percent, respectively. In establishing performance measurements for 1996, the Compensation Committee was mindful that 1996 would be a transition year during which earnings, and as a consequence ROACE, EPS and EBIT, would be affected by extraordinary or one-time gains and charges and the discontinuation or sale of certain business units. The performance measurements were adjusted to eliminate the impact of such events, although the Compensation Committee retained the ability to reduce payments to the Officers in its discretion. The Compensation Committee believes that such accounting adjustments are appropriate in 1997 (see "1997 Compensation"), but anticipates that such adjustments will not be required in establishing performance goals or measurements thereafter.

    As the Company's adjusted ROACE, EPS and EBIT exceeded targeted levels during 1996, incentive compensation payments to participants in the Annual Incentive Plan for 1996 exceeded targeted awards.

    TOTAL ANNUAL CASH COMPENSATION--In 1996, the combination of base salaries and annual incentive and bonus payments provided each of the Named Executive Officers, with the exception of Mr. Twogood, total cash compensation between the 50th (Mr. Blanchard) and 75th (Mr. Osborne) percentiles of cash compensation paid to persons holding similar positions in companies included in the Compensation Survey. Mr. Twogood, who has retired, earned total cash compensation in excess of the 75th percentile during 1996.

    LONG-TERM INCENTIVE COMPENSATION--The third element of the Company's compensation program combines stock options issued under the Company's Stock Incentive Plan (as amended, the "Stock Incentive Plan") and performance-based restricted stock units granted under the Company's Performance Share Plan. As part of the Company's strategy to emphasize performance-based compensation, the level of long-term incentive grants for 1996 was targeted at the 65th percentile of the level of long-term incentive compensation provided by companies in the Compensation Survey.

    Each Named Executive Officer received an option grant in 1996, and the awards are described elsewhere herein under the caption "Option/SAR Grants in Last Fiscal Year." The Company also made grants of performance-based restricted stock units under the Performance Share Plan to certain of the Officers, and the grants made in 1996 to the Named Executive Officers are described in the table entitled "Long-Term Incentive Plans--Awards in Last Fiscal Year."

1997 COMPENSATION

    For 1997, the Compensation Committee evaluated the base compensation component of total Officer compensation and made such adjustments as it believed necessary to bring base compensation into alignment with the 50th percentile of competitive compensation in the Compensation Survey. The Committee has also established EPS and ROACE, weighted 60 percent and 40 percent, respectively, as the objective performance criteria for Mr. Blanchard and the other 34 Officers participating in the Annual Incentive Plan in 1997. If the performance goals are satisfied, total cash compensation for the Officers participating in the Plan is again targeted at the 65th percentile of competitive compensation in the Compensation Survey. If the goals are exceeded, such incentive compensation may be increased up to 100 percent pursuant to the terms of the Annual Incentive Plan. If the objectives are not satisfied, incentive compensation will be reduced from target, with no incentive compensation being paid if performance against the relevant measurements is less than approximately 85 percent of target.

    The Compensation Committee awarded stock options under the Stock Incentive Plan to Officers in January 1997. Such awards were established at approximately the 65th percentile of competitive compensation in the Compensation Survey.

1996 CEO COMPENSATION

    Mr. Blanchard became President and Chief Executive Officer of the Company effective May 1, 1995 and was elected as Chairman of the Board of Directors on May 6, 1996.

    For 1996, Mr. Blanchard received base compensation of $500,000. Mr. Blanchard also earned incentive compensation of $494,000 under the Annual Incentive Plan, the proceeds of which Mr. Blanchard elected to apply to the acquisition of restricted stock units. Those units will vest, and be converted into unrestricted shares of Common Stock, in equal installments on each of the first three anniversary dates of the date of the award, if Mr. Blanchard remains in the employ of the Company. Pursuant to the provisions of the Annual Incentive Plan, Mr. Blanchard's incentive award was increased by 25 percent, or to $617,500, as a result of the election to receive restricted stock units in lieu of cash. As is more fully described above, Mr. Blanchard's 1996 incentive compensation was determined by a comparison between the Company's adjusted ROACE and EPS and the performance standards set by the Compensation Committee.

     Mr. Blanchard's total cash compensation for 1996 was slightly under the 50th percentile of competitive compensation in the Compensation Survey.

    Mr. Blanchard was also awarded a ten-year, non-qualified stock option to purchase 70,000 shares of Common Stock in 1996. This option is exercisable at $30 per share and will vest in three equal annual installments commencing on February 9, 1997 (subject to acceleration upon the occurrence of certain events customarily included in the Company's current form of non-qualified option agreements and in the event of certain defined changes in control of the Company). Mr. Blanchard also received an award of 20,000 restricted stock units in 1996 under the Company's Performance Share Plan in connection with the Company's biennial performance share award program. The restricted stock units subject to the award will be earned and converted into shares of Common Stock only if the Company's Total Shareholder Return ("TSR") for the period from December 31, 1995 through December 31, 1999 exceeds certain levels relative to the TSRs of the companies in the S&P 500 for that period. See "Long-Term Incentive Plans--Awards in Last Fiscal Year."

    The Compensation Committee believes that the terms and amount of Mr. Blanchard's compensation are reasonable given the scope of Mr. Blanchard's duties and responsibilities.

1997 CEO COMPENSATION

     The Compensation Committee has evaluated Mr. Blanchard's base compensation for 1997 against competitive compensation for similar positions in the Compensation Survey and, as a consequence, increased Mr. Blanchard's base compensation from $500,000 to $600,000 per year, which is approximately equivalent to the 50th percentile of salaries paid to similarly situated persons in the Compensation Survey.

    Mr. Blanchard is also eligible to participate in the Annual Incentive Plan. If the performance goals for 1997 are met, Mr. Blanchard's total cash compensation has been targeted at the 65th percentile of competitive compensation in the Compensation Survey. Incentive compensation will be increased or reduced from the target amount depending on the level of actual performance, provided that no incentive compensation will be paid if performance against the relevant measurements is less than 85 percent of target.

    In January 1997, the Compensation Committee awarded Mr. Blanchard an option under the Stock Incentive Plan to acquire 100,000 shares of Common Stock at a price of $30.75 per share. The terms of this option are the same as those described above with respect to the option granted to Mr. Blanchard in 1996. This stock option award, together with other compensation and incentives receivable by Mr. Blanchard, were established at approximately the 65th percentile of competitive compensation in the Compensation Survey if the target performance objectives are met.

COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE

    The Compensation Committee believes that it is important for the Company to continue to be able to take all available tax deductions with respect to the compensation paid to its executive officers. Therefore, the Company intends to take actions necessary under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), to continue to qualify for all available tax deductions related to executive compensation. The Omnibus Budget Reconciliation Act of 1993 created limitations governing the deductibility of compensation in excess of $1 million paid to the five named executive officers of publicly traded companies. The Committee expects that all performance-based compensation paid in 1996 to the Named Executive Officers under the plans described above will qualify for deductibility, and provide the Company's senior management team with a competitive level of compensation.

James J. Renier, Chairman
Barbara B. Grogan
Calvin W. Aurand, Jr.

                           SUMMARY COMPENSATION TABLE


                                                                                    LONG-TERM               ALL OTHER
                                                    ANNUAL                         COMPENSATION           COMPENSATION(4)
                                                 COMPENSATION                      ------------
                                                                                       AWARDS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             SECURITIES
                                                                                               UNDER-
                                                                                RESTRICTED     LYING
                                                                   OTHER ANNUAL   STOCK       OPTIONS/
 NAME AND PRINCIPAL POSITION    YEAR     SALARY       BONUS(1)     COMPENSATION  AWARDS(2)     SARS(3)
------------------------------------------------------------------------------------------------------------------------------------
  John A. Blanchard III(5)      1996    $500,000     $617,500         $7,973             0     70,000            $31,473
  President and Chief           1995    $291,667     $402,720         $2,281      $768,750     65,000                  0
  Executive Officer              --

  Charles M. Osborne(6)         1996    $288,800     $242,156         $4,924             0     30,000            $43,906
  Senior Vice President and     1995    $288,800      $76,821         $6,203             0          0            $49,466
  Chief Financial Officer       1994    $288,800      $74,026         $5,965      $101,767     12,000            $43,422

  Lawrence J. Mosner (7)        1996    $300,000     $190,500            $12             0     11,250                  0
  Senior Vice President         1995     $29,545      $75,000              0             0     18,000                  0
                                 --

  Jerry K. Twogood (6)          1996    $450,000     $215,452         $7,553             0     18,750           $749,171
  Executive Vice President      1995    $450,000     $130,505         $6,294             0     65,000            $85,268
                                1994    $450,000     $142,435        $11,182      $259,968     25,000            $68,089

  Mark T. Gritton (6)           1996    $300,000     $198,191         $5,394             0     30,000            $43,576
  Senior Vice President         1995    $256,400      $71,335         $8,844             0          0            $46,280
                                1994    $236,400      $56,794         $5,198       $59,973     12,000            $35,803
------------------------------------------------------------------------------------------------------------------------------------

(1) Bonus compensation for periods prior to 1996 consisted of incentive compensation earned under the Company's 1994 Annual Incentive Plan (the "1994 Incentive Plan") and the Company's quarterly bonus plan (the "Quarterly Bonus Plan"), in which approximately 6,500 employees participate. Mr. Blanchard's 1995 compensation included a $250,000 signing bonus and incentive compensation of $152,720. Bonus compensation for 1996 was earned under the Annual Incentive Plan and the Quarterly Bonus Plan. For 1996, Mr. Blanchard received compensation of $617,500 and $0; Mr. Osborne $233,206 and $8,950; Mr. Mosner, $190,500 and $0;
Mr. Twogood, $200,025 and $15,427; and Mr. Gritton, $190,500 and $7,691 under the Annual Incentive Plan and the Quarterly Bonus Plan, respectively.

Recipients of awards under the 1994 Incentive Plan and the Annual Incentive Plan are, if the election is made available by the Compensation Committee, entitled to elect to receive all or a portion of their incentive compensation in the form of shares of restricted stock or restricted stock units. If an election is made to receive shares of restricted stock or restricted stock units, the amount of the cash forgone is increased by 25 percent in determining the number of shares of restricted stock or restricted stock units awarded. For awards earned during 1996 under the Annual Incentive Plan, restricted stock units were granted on January 31, 1997 in lieu of cash compensation as follows: 20,081 units ($617,500) to Mr. Blanchard and 2,230 units ($68,590) to Mr. Osborne. For awards earned during 1995 under the 1994 Incentive Plan, restricted stock units were granted on February 9, 1996 in lieu of cash incentive compensation as follows:
689 units ($20,670) to Mr. Osborne and 1,223 units ($36,690) to Mr. Gritton. For awards earned during 1994 under the 1994 Incentive Plan, restricted stock units were granted in lieu of cash compensation on February 6, 1995 as follows: 694 units ($18,911) to Mr. Osborne. The imputed value of the restricted stock units received by such persons is included in the bonus compensation amounts shown above and is based on the closing price of the Company's Common Stock on the date of grant of such units ($30.75 per share on January 31, 1997, $30 per share on February 9, 1996 and $27.25 per share on February 6, 1995). The vesting and dividend equivalent rights of such restricted stock units are identical to those applicable to the restricted stock units described in the following footnote, except that the awards made after 1995 vest upon the retirement of the holder, certain defined changes in control of the Company and the termination of the employment of the holder without cause. Awards made prior to 1995 are subject to accelerated vesting only upon the death or disability of the holder thereof.

(2) The valuations shown in the table are based on the closing price of the Common Stock on the date the awards indicated were granted. In addition to the awards described in the preceding footnote, grants of restricted stock units or shares of restricted stock were made on May 1, 1995 (Mr. Blanchard, 25,000 restricted shares which were received upon the commencement of his employment) and, as part of the base salary reduction program instituted by the Company in 1994, on January 3, 1994 (Mr. Osborne, 2,732 units, Mr. Twogood, 6,979 units and Mr. Gritton, 1,610 units). Based on the closing price of the Common Stock on December 31, 1996 ($32.75 per share), the value at the end of the Company's last completed fiscal year of the aggregate restricted stock units or restricted shares held by the persons named above were: Mr. Blanchard, $818,750 (25,000 restricted shares); Mr. Osborne, $67,498 (2,061 units); Mr. Mosner, $0 (0 units); Mr. Twogood, $76,176 (2,326 units); and Mr. Gritton, $57,607 (1,759 units); Mr. Blanchard's restricted stock award will vest on May 1, 2000, provided that Mr. Blanchard is then in the employ of the Company. Cash dividends are paid on the restricted shares during the vesting period.

The restricted stock units will vest during the employment of the respective holders thereof in equal installments on the first, second and third anniversaries of the relevant grant date, subject to acceleration in the event of the death, disability or approved retirement of the holder. Following the vesting of a restricted stock unit, the holder thereof is entitled to receive one share of Common Stock for each restricted stock unit that vests. Each restricted stock unit also entitles the holder to receive payments prior to the vesting date in an amount equal to the dividend payment on one share of Common Stock. Such amount is payable at the time the corresponding dividend is paid to the Company's shareholders.

In addition to the restricted shares and restricted stock units described in this table, the Named Executive Officers also received grants of performance-based restricted stock units under the Performance Share Plan in February 1996. See "Compensation Committee Report on Executive
Compensation--Officer Compensation Program" and "Long-Term Incentive Plans--Awards in Last Fiscal Year."

(3) In 1995, the options shown as issued in 1994 and 1995 (other than the option issued to Mr. Mosner, which was issued with the new vesting provisions described below) were amended to conform to a new form of non-qualified option agreement. The effect of the amendment was to accelerate the vesting of the options in the event of the death, disability or approved retirement of the optionee and to allow the optionee (or the optionee's estate) to exercise the option for up to five years (as opposed to two years prior to the amendments) after the occurrence of any such event, provided that an option may not be exercised after its original expiration date.

(4) All Other Compensation consists of (a) contributions to qualified retirement plans, (b) amounts credited to a non-qualified, supplemental retirement plan (profit sharing allocations in excess of Employee Retirement Income Security Act of 1974 (ERISA) limitations) and (c) amounts credited to a non-qualified deferred compensation plan as benefit plan equivalents. For 1996, these amounts were as follows: For Mr. Blanchard $18,889, $12,584 and $0, respectively; for Mr. Osborne, $19,065, $24,841 and $0, respectively, for Mr. Mosner $0, $0 and $0, respectively; for Mr. Twogood, $19,342, $54,829 and $0, respectively; and for Mr. Gritton, $19,178, $21,028 and $3,370, respectively. The qualified retirement plans and the non-qualified, supplemental retirement plan referred to in clauses (a) and (b) above, respectively, are defined contribution plans that provide that contributions vest when made or declared. With respect to Mr. Twogood, All Other Compensation also includes $675,000 accrued by the Company in 1996 in connection with Mr. Twogood's retirement. See "Employment Contracts and Termination of Employment and Change in Control Agreements."

(5) Mr. Blanchard is entitled to supplemental retirement benefits (the "Supplemental Retirement Benefits") in addition to those ordinarily payable under the Company's profit-sharing, pension and supplemental retirement plans, and with respect to any Company-paid portion of contributory retirement plans (collectively, the "Base Plans"). The Supplemental Retirement Benefits are intended to provide Mr. Blanchard with annual retirement benefits approximating those that would be payable to Mr. Blanchard if he had an additional 15 years of service with the Company. The annual amount of the Supplemental Retirement Benefits is calculated by (i) multiplying 1.5 percent times Mr. Blanchard's actual number of years of service at retirement plus 15 and further multiplying the product obtained thereby by the average of Mr. Blanchard's highest five years of cash compensation (base salary plus annual cash incentive) with the Company and (ii) subtracting from the result obtained in clause (i) an amount equal to a level payment annuity obtained by assuming that the principal accumulated for Mr. Blanchard under the Base Plans will be distributed to Mr. Blanchard in 15 equal annual installments with interest paid at an annual rate of eight percent during the distribution period. The Supplemental Retirement Benefits will not be paid unless Mr. Blanchard completes five years of continuous service with the Company, unless Mr. Blanchard's employment is terminated by reason of Mr. Blanchard's disability or death (in which event the Supplemental Retirement Benefits will be paid to Mr. Blanchard or his heirs without regard to the five year service requirement and the amounts payable will be determined based on Mr. Blanchard's years of service prior to his disability or death). The Supplemental Retirement Benefits are payable for 15 years following a qualifying termination of Mr. Blanchard's employment with the Company. Mr. Blanchard's base salary and his participation in the Company's retirement and other benefit plans continue for twenty-four months following any actual or constructive termination of his employment without cause.

(6) Mr. Twogood retired as a member of the Company's Board of Directors on November 8, 1996, as an executive officer of the Company on December 31, 1996 and as an employee of the Company on January 3, 1997. Mr. Gritton ceased to serve as an executive officer of the Company on December 31, 1996 and as an employee of the Company on February 28, 1997. Mr. Osborne is expected to cease to serve as an employee of the Company in May 1997.

(7) Mr. Mosner joined the Company in November 1995 as President of its Deluxe Direct division, where he served until February 1997, when he became President of its Financial Services division.



                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)



                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                      AT ASSUMED ANNUAL RATES OF
                                                                                        STOCK PRICE APPRECIATION
                              INDIVIDUAL GRANTS                                             FOR OPTION TERM
----------------------------------------------------------------------------------------------------------------------
                                NUMBER OF    % OF TOTAL
                               SECURITIES     OPTIONS/
                               UNDERLYING       SARS
                                OPTIONS/     GRANTED TO
                              SARS GRANTED  EMPLOYEES IN     EXERCISE
                                            FISCAL YEAR       OR BASE    EXPIRATION
NAME                                                           PRICE        DATE        5% ($)(2)      10% ($)(2)
----------------------------------------------------------------------------------------------------------------------
  John A. Blanchard III              70,000    11.2%          $30.00       2/9/06       $1,358,700     $3,584,700
--------------------------------------------------------------------------------------------------------------------
  Charles M. Osborne (3)             30,000     4.8%          $30.00       2/9/06         $582,300     $1,536,300
--------------------------------------------------------------------------------------------------------------------
  Lawrence J. Mosner                      0
--------------------------------------------------------------------------------------------------------------------
  Jerry K. Twogood (3)               18,750     3.0%          $30.00       2/9/06         $363,937       $960,187
--------------------------------------------------------------------------------------------------------------------
  Mark T. Gritton (3)                30,000     4.8%          $30.00       2/9/06         $582,300     $1,536,300
--------------------------------------------------------------------------------------------------------------------


(1) The options shown were granted at an exercise price not less than the fair market value of the Common Stock on February 9, 1996, the date of grant. The options are exercisable in cumulative installments of 33-1/3 percent on each of February 9, 1997, 1998 and 1999, provided that the option holder is then employed by the Company. The vesting of the options is subject to acceleration in the event of the death, disability or approved retirement of the optionee and each option will remain exercisable for a five year period following any such event, although no option may be exercised after the expiration of its 10 year term. In addition, the vesting of the options granted to Mr. Blanchard is subject to acceleration in the event of certain defined changes in control of the Company. No stock appreciation rights ("SARs") were granted to any of the Named Executive Officers during 1996, although in connection with Mr. Twogood's retirement, the Company agreed that if Mr. Twogood has not exercised certain options granted to him prior to the adoption by the Company of the Stock Incentive Plan before January 3, 1999 (the date such options expire), the Company would grant him rights that will approximate the economic benefit of extending the term of such options until the earlier to occur of January 3, 2001 and the original scheduled expiration date of the options.

(2) The assumed 5 and 10 percent annual stock price appreciation is shown for illustrative purposes only.

(3) Mr. Twogood and Mr. Gritton have ceased to serve as employees of the Company. For a description of the effect of such cessation on the options described, see "Employment Contracts and Termination of Employment and Change-in-Control Agreements." Mr. Osborne is expected to cease to serve as an employee in May 1997.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                    AND FISCAL YEAR-END OPTION/SAR VALUES(1)

-----------------------------------------------------------------------------------------------------------------------
                                                               SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED             IN-THE-MONEY

                                                                  OPTIONS/SARS AT               OPTIONS/SARS AT
                                                                  FISCAL YEAR END             FISCAL YEAR END(2)
-----------------------------------------------------------------------------------------------------------------------
                                          SHARES
                                         ACQUIRED     VALUE                     UNEXERCIS-                   UNEXERCIS-
          NAME                         ON EXERCISE   REALIZED    EXERCISABLE       ABLE       EXERCISABLE       ABLE
-----------------------------------------------------------------------------------------------------------------------
  John A. Blanchard III                    0            $0         21,667        113,333       $43,334       $279,166
-----------------------------------------------------------------------------------------------------------------------
  Charles M. Osborne(3)                    0            $0         42,578         34,000       $37,429       $ 99,000
-----------------------------------------------------------------------------------------------------------------------
  Lawrence J. Mosner                       0            $0          6,000         12,000       $32,250       $ 64,500
-----------------------------------------------------------------------------------------------------------------------
  Jerry K. Twogood(3)                  3,750       $14,062         85,290         27,083     $  77,695       $ 85,936
-----------------------------------------------------------------------------------------------------------------------
  Mark T. Gritton(3)                       0            $0         43,478         34,000       $86,202       $ 99,000
-----------------------------------------------------------------------------------------------------------------------

------------
(1) None of the Named Executive Officers held or exercised any SARs in 1996.

(2) The value of unexercised options at December 31, 1996 is determined by multiplying the difference between the exercise prices of the options and the closing price of the Common Stock on the NYSE on December 31, 1996 ($32.75 per share) by the number of shares underlying the options.

(3) Mr. Twogood and Mr. Gritton have ceased to serve as employees of the Company. For a description of the effect of such cessation on the options described, see "Employment Contracts and Termination of Employment and Change-in-Control Agreements." Mr. Osborne is expected to cease to serve as an employee in May 1997.

                        LONG-TERM INCENTIVE PLANS-AWARDS
                             IN LAST FISCAL YEAR (1)
-----------------------------------------------------------------------------------------------------------------------
                                                                              ESTIMATED FUTURE PAYOUTS UNDER
                                                                                NON-STOCK PRICE-BASED PLANS

                                                     PERFORMANCE OR
                                                     OTHER PERIOD
                                      NUMBER OF      UNTIL
                                   SHARES, UNITS OR  MATURATION OR
                                   OTHER RIGHTS (2)  PAYMENT              THRESHOLD          TARGET            MAXIMUM
-----------------------------------------------------------------------------------------------------------------------
  John A. Blanchard III                  20,877      12/31/95               10,438            20,877            31,315
                                                     through
                                                     12/31/99
-----------------------------------------------------------------------------------------------------------------------
  Charles M. Osborne(3)                   7,830      12/31/95                3,915             7,830            11,745
                                                     through
                                                     12/31/99
-----------------------------------------------------------------------------------------------------------------------
  Lawrence J. Mosner                      7,830      12/31/95                3,915             7,830            11,745
                                                     through
                                                     12/31/99
-----------------------------------------------------------------------------------------------------------------------
  Jerry K. Twogood(3)                     7,830      12/31/95                3,915             7,830            11,745
                                                     through
                                                     12/31/99
-----------------------------------------------------------------------------------------------------------------------
  Mark T. Gritton(3)                      7,830      12/31/95                3,915             7,830            11,745
                                                     through
                                                     12/31/99
-----------------------------------------------------------------------------------------------------------------------

(1) On February 9, 1996, the Company awarded restricted stock units under its Performance Share Plan to each of the Named Executive Officers in the following amounts: 20,000 to Mr. Blanchard and 7,500 to each of Messrs. Osborne, Mosner, Twogood and Gritton. The restricted stock units shown will be earned and converted into shares of Common Stock only if the Company's total shareholder's return ("TSR") during the period from December 31, 1995 through December 31, 1999 exceeds certain levels relative to the TSRs of the companies included in the S&P 500 for the same period according to the following schedule:

     * None of the restricted stock units will vest if the Company's TSR during the performance period ranks below the median of the companies in the S&P 500 during such period;

     * 50 percent of the target number of units shown will vest if the Company's TSR during the performance period ranks at the median of the companies in the S&P 500 during such period;

     * the target number of units shown will vest if the Company's TSR during the performance period ranks at the 75th percentile of the TSRs of the companies in the S&P 500 during such period; and

     * 150 percent of the target number of units shown will vest if the Company's TSR during the performance period ranks at or above the 90th percentile of the TSRs of the companies in the S&P 500 during such period.

For performance achievements in excess of the median that fall between such percentile levels, the number of restricted stock units that vest will be ratably adjusted to the nearest whole number. No dividends are paid on the restricted stock units during the performance period. Instead, the number of restricted stock units awarded are increased by a number equal to (i) the product of the dividend per share paid on the Company's Common Stock (up to 37 cents per share per quarter) and the number of restricted stock units awarded (as increased from time to time as a result of such dividend payments), divided by (ii) the closing price of the Common Stock on the NYSE on the dividend payment date, rounded to the nearest whole unit. If prior to the expiration of the performance period on December 31, 1999, the recipient retires in accordance with the Company's applicable retirement policies, terminates employment because of permanent disability or dies, then the recipient or the recipient's estate or legal representatives will be entitled to receive the number of shares which the recipient of the award would have received had he or she continued in the Company's employment for the full performance period. If the recipient's full time employment otherwise terminates prior to the expiration of the performance period, the award is forfeited. The number of shares of Common Stock paid to certain of the executive officers is subject to reduction at the discretion of the Compensation Committee.

(2) The numbers of restricted stock units shown in this column include additional units received in lieu of dividends through December 31, 1996. The additional units are subject to the same vesting and performance criteria as the original grant.

(3) Mr. Twogood and Mr. Gritton have ceased to serve as employees of the Company. For a description of the effect of such cessation on the awards described, see "Employment Contracts and Termination of Employment and Change-in-Control Agreements." Mr. Osborne is expected to cease to serve as an employee in May 1997.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.

The following summarizes the material terms of the Separation Agreements with Messrs. Twogood and Gritton and the terms of Mr. Mosner's employment and related incentive awards. The terms of Mr. Osborne's separation have not yet been determined.

    JERRY K. TWOGOOD After 37 years of service, Jerry K. Twogood retired as a member of the Company's Board of Directors on November 8, 1996, as an executive officer of the Company on December 31, 1996 and as an employee of the Company on January 3, 1997 (the "Retirement Date"). Pursuant to the Separation Agreement between Mr. Twogood and the Company, in exchange for Mr. Twogood's agreement to grant the Company a general release, maintain the confidentiality of the Company's confidential information, and not to compete with the Company or recruit its employees for a two year period, in January 1997, Mr. Twogood received a separation payment of $675,000. Mr. Twogood also retained the right to exercise options previously granted to him under the Company's 1984 Stock Option Plan (the "1984 Plan") to purchase an aggregate of 68,623 shares, at prices ranging from $31.50 per share to $45.875 per share, for a two year period following the Retirement Date. The Company has agreed to grant Mr. Twogood rights on January 3, 1999 that are intended to approximate the economic benefit of any unexercised options granted under the 1984 Plan that would not have expired on the second anniversary of the Retirement Date absent Mr. Twogood's retirement. If granted, such rights will expire on the earlier to occur of the original expiration date of the associated option and the fourth anniversary of the Retirement Date. In accordance with the normal retirement provisions applicable to the options granted to Mr. Twogood under the Stock Incentive Plan, options to purchase 43,750 shares, at prices ranging from $28.625 to $30 per share, held by Mr. Twogood vested on the Retirement Date and will continue to be exercisable until the fifth anniversary of the Retirement Date.

    The 2,326 restricted stock units held by Mr. Twogood on the Retirement Date (see "Summary Compensation Table -- footnote 2") vested and were converted into shares of Common Stock. The 18,155 restricted stock units granted to Mr. Twogood under the Performance Share Plan (which amount includes additional units received in lieu of dividends declared after the date of grant) vested on the Retirement Date and will be converted into shares of Common Stock if the Company achieves the performance objectives applicable to such grants. See "Long-Term Incentive Plans --Awards in Last Fiscal Year."

    Mr. Twogood's Separation Agreement also provided, among other things, for the payment of his accrued vacation pay of $46,875 and certain other benefits having an aggregate value of approximately $30,700, the continuation of medical insurance, and the payment by the Company of certain outplacement, legal and accounting fees on his behalf.

MARK T. GRITTON
    Mark T. Gritton ceased to serve as an executive officer of the Company as of December 31, 1996 and as an employee on February 28, 1997 (the "Termination Date"). Under his Separation Agreement with the Company, Mr. Gritton received a $300,000 separation payment in March 1997 and the 815 restricted stock units which remained from the 1,223 restricted stock units received by Mr. Gritton on February 9, 1996 under the Stock Incentive Plan (see "Summary Compensation Table--footnote 1") vested and were converted into shares of Common Stock. Mr. Gritton is also entitled to receive payments for a one year period commencing on the first anniversary of the Termination Date in an amount equal to the difference between his base salary of $300,000 for 1996 and any lesser monthly compensation received by Mr. Gritton from any subsequent employer. In exchange for the foregoing, Mr. Gritton agreed to grant the Company a general release, maintain the confidentiality of the Company's confidential information and not to compete with the Company or recruit its employees for a two year period.

    Mr. Gritton's Separation Agreement provides that the options granted to Mr. Gritton on November 11, 1994 (12,000 shares at $28.625 per share) and February 9, 1996 (30,000 shares at $30 per share) vested in their entirety and will be exercisable for a five year period following the Termination Date. All other options held by Mr. Gritton, if not theretofore exercised, and his awards under the Performance Share Plan terminated on the Termination Date.

    Mr. Gritton's Separation Agreement also provided for, among other things, the payment of his accrued vacation pay of $33,650 and certain other benefits having an aggregate value of approximately $14,200, continuation of medical insurance, and the payment by the Company of certain outplacement, legal and accounting fees on his behalf.

LAWRENCE J. MOSNER
    In the event Mr. Mosner's employment should be terminated for reasons other than misconduct or negligence, Mr. Mosner is entitled to receive a severance package consisting of one year's base salary and a second year of income continuation. As part of this income continuation, the Company would continue to make payments to Mr. Mosner in an amount equal to the difference between his base salary and any lesser salary received by Mr. Mosner from a subsequent employer.

    On January 31, 1997, Mr. Mosner received an option, exercisable at $30.75 per share, to purchase 100,000 shares of Common Stock and an award of 15,000 restricted stock units. One-third of the option vests and becomes exercisable on each of the three succeeding anniversaries of the date of grant, subject to acceleration in the event of a change in control of the Company or the termination of Mr. Mosner's employment without cause. The restricted stock units will vest and be converted into shares of Common Stock on January 31, 2000, subject to acceleration in the event of a change in control of the Company or the termination of Mr. Mosner's employment without cause.


                          TOTAL SHAREHOLDERS RETURN *
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                             (DIVIDENDS REINVESTED)
                       DELUXE CORPORATION, S&P 500 INDEX
                        AND S&P PUBLISHING INDUSTRY GROUP

------------------------------------------------------------------------------------------------------------
                                               1991       1992       1993       1994       1995      1996
------------------------------------------------------------------------------------------------------------
  DELUXE                                       100.00     121.68      97.78      74.68      86.30    101.76
------------------------------------------------------------------------------------------------------------
  S&P 500 STOCK INDEX                          100.00     107.62     118.46     120.03     165.13    203.05
------------------------------------------------------------------------------------------------------------
  S&P PUBLISHING                               100.00     118.65     134.21     132.73     166.18    161.88
  INDUSTRY GROUP
  (16 companies, excluding the Company)
------------------------------------------------------------------------------------------------------------


                           TOTAL SHAREHOLDERS RETURN *
                    COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                             (DIVIDENDS REINVESTED)

                                    [GRAPH]

* Assumes $100 invested on December 31, 1991, in Deluxe Common Stock, the S&P 500 Stock Index and the S&P Publishing Industry Group. The S&P Publishing Industry Group is a published industry or line-of-business index prepared independently by Standard & Poor's and is weighted on the basis of stock market capitalization. The Company was reclassified during 1994 by Standard & Poor's from the Miscellaneous Industry Group to the Publishing Industry Group. The Publishing Industry Group contains other companies engaged primarily in the printing business, including the Company's largest competitor in the check printing business.


MEETINGS AND COMPENSATION OF DIRECTORS

    There were five meetings of the Board of Directors in 1996.

    The Board of Directors has an Audit Committee, a Compensation Committee and a Committee on Board Affairs. The Audit Committee reviews the reports of the independent public accountants and the Company's internal auditors. The Audit Committee was composed of Messrs. Jacobson (Chairman), MacMillan and Nachtsheim between the date of the Company's 1996 annual meeting of shareholders (the "1996 Meeting") and December 31, 1996, when Mr. Salipante succeeded Mr. MacMillan. The Audit Committee held four meetings in 1996. The Compensation Committee was composed of Messrs. Renier (Chairman) and Jacobson and Ms. Grogan between the 1996 Meeting and November 8, 1996, when Mr. Aurand succeeded Mr. Jacobson. The Compensation Committee is responsible for, among other things, developing an executive compensation philosophy and administrative policies, reviewing comparative market data for the CEO and the other Officers and ensuring that the Company's compensation programs are competitive, approving the design of short-and long-term incentive compensation programs for the Officers, establishing performance measurements and compensation under the Company's short- and long-term incentive compensation programs for the Officers, determining the compensation of the CEO, reviewing and approving the compensation of the Company's other Officers and administering the Company's equity-based compensation programs. The Compensation Committee held four meetings in 1996. The Committee on Board Affairs consisted of Messrs. MacMillan (Chairman), Jacobson, Renier, Nachtsheim and Ms. Grogan between the 1996 Meeting and November 8, 1996, when Messrs. Aurand, Hollis and Salipante became members. The Committee on Board Affairs, in consultation with the Company's management, identifies prospective nominees for election to the Board and reviews their qualifications. The Committee on Board Affairs also considers matters relating to management succession and reports on such matters to the Board of Directors. The Committee on Board Affairs held one meeting in 1996.

    The Committee on Board Affairs will consider nominees to the Board of Directors recommended by shareholders. Such recommendations should be submitted by mail, addressed to the Committee on Board Affairs in care of the Secretary of the Company.

    During 1996, each incumbent Director, other than Mr. Salipante, attended at least 75 percent of the aggregate of: (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he or she served. Mr. Salipante, who was elected to the Board of Directors in November 1996 was unable to attend a special meeting of the Board held in December 1996, and so attended only one of the two meetings held while he was a Director.

    Directors who are employees of the Company do not receive compensation for their service on the Board other than their compensation as employees. Mr. Haverty, who is expected to retire as an employee of the Company immediately prior to the Meeting, received a salary of $300,000 and bonuses aggregating $20,078 under the Quarterly Bonus Plan in 1996. Directors who are not employees of the Company ("Independent Directors") each receive a $30,000 annual board retainer, payable quarterly. An additional $11,600 annual committee retainer is paid to the chair of each committee and a $6,600 annual committee retainer is paid to each other member of a committee. Fees are not paid for attendance at meetings. In addition to the foregoing, Independent Directors may receive compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of Directors or Committee members.

    Each new Independent Director receives a one-time grant of 1,000 shares of restricted stock under the Stock Incentive Plan as of the date of his or her initial election to the Board of Directors. Messrs. Aurand, Hollis and Salipante received such a grant on November 8, 1996. The restricted stock vests in equal installments on the dates of the Company's annual shareholders' meetings in each of the three years following the date of grant, provided that the Director remains in office immediately following the annual meeting. Restricted stock awards also vest immediately upon an Independent Director's retirement from the Board in accordance with the Company's policy with respect to mandatory retirement. Mr. Eugene Olson retired from the Board of Directors after 25 years of service (including 10 years as Chairman of the Board) immediately after the 1996 Meeting and the balance of his restricted stock grant vested on the date of such Meeting.

    Each Independent Director receives a non-qualified option to purchase 1,000 shares of the Company's Common Stock under the Stock Incentive Plan on the date of each annual meeting of the shareholders of the Company, provided that such Director continues to serve as an Independent Director immediately following the annual meeting. These options have an exercise price equal to the fair market value of the underlying Common Stock on the date of grant, are fully exercisable six months after the date of grant and expire on the tenth anniversary of such date. The options also terminate three months following the date upon which a participant ceases to be a Director of the Company.

    Independent Directors may, if they wish, defer payment of their cash retainers until termination of their service on the Board of Directors. Any cash amounts deferred are retained by the Company and credited with interest at the prime rate until they are paid. None of the current Independent Directors has elected to defer receipt of their retainer fees.

    Independent Directors with at least five years of service as an Independent Director who resign or are not nominated for re-election are entitled to benefits under a Board retirement plan. Under this plan, an annual payment equal to the annual Board retainer in effect on the date of retirement is paid to the retiree for the lesser of 10 years or the number of years the retiree served on the Board as an Independent Director. Retirement payments do not extend beyond the lifetime of the retiree and are contingent upon the retiree's availability for consultation with management and refraining from engaging in any activity in competition with the Company. Mr. Olson is eligible for benefits under this plan.

    The Company and DRH Strategic Consulting, Inc., a corporation contolled by Mr. Hollis and for which Mr. Hollis serves as President ("DRH"), are parties to a Consulting Agreement, dated as of November 1, 1996. Pursuant to such Agreement, Mr. Hollis provides advisory services to the Company regarding its strategies, technology and product plans and assists the Company in communicating its strategic initiatives to the financial services industry. The Agreement provides that Mr. Hollis will provide at least 20 dedicated days of service to the Company at a rate of $3,500 per day, plus reimbursement of Mr. Hollis' expenses. The Agreement expires in October 1997. Fees are not paid under the Agreement for Mr. Hollis' attendance at Board meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consists of three Independent Directors, none of whom is or has been an Officer of the Company. The Company has no compensation committee interlocks--that is, no Officer of the Company serves as a director or a compensation committee member of a company that has an officer or former officer serving on the Company's Board of Directors or the Compensation Committee.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Arnold A. Angeloni, a former executive officer of the Company, filed a late report on Form 4 in August 1996. The report related to the sale of 20 shares of Common Stock by Mr. Angeloni's son in March 1996 and the late report was due on or before April 10, 1996.

            ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors, upon the recommendation of its Audit Committee, has selected Deloitte & Touche as independent auditors to examine the accounts of the Company for the fiscal year ending December 31, 1997 and to perform other accounting services. Deloitte & Touche has acted as independent auditors of the Company since 1964.

    Representatives of Deloitte & Touche are not expected to be present at the Meeting. Although it is not required to do so, the Board of Directors has submitted the selection of Deloitte & Touche as the Company's independent auditors to the shareholders for ratification. Unless a contrary choice is specified, persons named as proxies will vote for the ratification of the selection of Deloitte & Touche. If the selection is not ratified, the Board of Directors will reconsider its selection of Deloitte & Touche. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF ITS SELECTION OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS.


                                 OTHER BUSINESS

    The Board of Directors does not intend to present any business at the Meeting other than the matters specifically set forth in this proxy statement and knows of no other business scheduled to come before the Meeting. If any other matters are brought before the Meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of the Company.

SHAREHOLDER PROPOSALS

    Any shareholder proposals intended to be presented at the Company's 1998 annual meeting of shareholders must be received by the Company no later than November 28, 1997 in order to be included in the proxy statement for that meeting.

                                         By order of the Board of Directors:

                                         John H. LeFevre
                                         Secretary

March 31,1997




[LOGO]       DELUXE CORPORATION                                            PROXY
             3680 Victoria Street N.
             Shoreview, MN 55126-2966
             P.O. Box 64235
             St. Paul, MN 55164-0235



         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned appoints John A. Blanchard III, Lawrence J. Mosner, and John
H. LeFevre as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse side hereof, all shares of common stock of Deluxe Corporation held of record by the undersigned on March 10, 1997, at the annual meeting of shareholders to be held on May 6, 1997, and at any adjournment thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE HEREOF AND EACH OF THE LISTED PROPOSALS.

                                (Continued and to be SIGNED on the reverse side)


                            TOLL-FREE SHAREHOLDER
                               INFORMATION LINE

The Company no longer distributes printed quarterly reports because of a lack of timeliness and of increased printing and distribution costs. However, you may dial 1-888-359-6397 (1-888-DLX-NEWS) to listen to the latest quarterly financial results, dividend news, and other information about Deluxe. The planned quarterly release dates for 1997 financial information are:

                                 April 21, 1997
                                  July 21, 1997
                                October 20, 1997
                                January 21, 1998

Dividends are announced the second week of February, May, August, and November.
                              1-888-359-6397 OR
                               (1-888-DLX-NEWS)

                           DIVIDEND DIRECT DEPOSIT

Deluxe Corporation now directly deposits dividends into the accounts of its employee shareholders. This service is also available to shareholders who are not employees. It allows shareholders to have their dividends automatically deposited into an account at whatever financial institution they designate. Direct deposit provides convenient, fast access to dividend payments.

For additional information about dividend deposit or to change the account to which your dividend is currently being deposited, please contact Norwest Bank Minnesota, N.A. by telephone at (800) 468-9716 or e-mail at shareowner@aol.com.


                               PLEASE DETACH HERE


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS LISTED BELOW.

1. Election of Directors

John A. Blanchard III, Harold V. Haverty, Whitney MacMillan, Dr. James J. Renier, Barbara B. Grogan, Allen F. Jacobson, Stephen P. Nachtsheim, Calvin W. Aurand, Jr., Donald R. Hollis, Robert C. Salipante

[ ] FOR ALL NOMINEES LISTED ABOVE
[ ] FOR ALL NOMINEES LISTED ABOVE EXCEPT

----------------------------------------

[ ] WITHHOLD AUTHORITY TO VOTE

    FOR ALL NOMINEES LISTED ABOVE

2. Ratification of the selection of Deloitte & Touche as independent auditors
[ ] FOR   [ ] AGAINST    [ ] ABSTAIN

3. In their discretion, each of the proxies is authorized to vote upon such other business as may properly come before the meeting.

                                        Please sign exactly as name appears at
                                        the left. When shares are held by joint
                                        tenants, both should sign. When signing
                                        as attorney, executor, administrator,
                                        trustee or guardian, please give full
                                        title as such. If the shareholder is a
                                        corporation, please sign in full
                                        corporate name by president or other
                                        authorized officer. If the shareholder
                                        is a partnership, please sign in
                                        partnership name by authorized person.

                                        Dated ____________________________, 1997

                                        ________________________________________
                                        Signature

                                        ________________________________________
                                        Signature if held jointly

               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.

                                ANNUAL MEETING
                               OF SHAREHOLDERS

Shareholders are invited to attend Deluxe's annual shareholder meeting. It will be held at 6:30 p.m. on Tuesday, May 6, 1997 at the Radisson Hotel St. Paul, 11 East Kellogg Blvd., Saint Paul, Minnesota 55101. Light refreshments will be served after the meeting.

                               PLEASE DETACH HERE